Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-144999

AMBASSADORS INTERNATIONAL, INC.

PROSPECTUS SUPPLEMENT NO. 2 DATED JANUARY 28, 2008

TO FINAL PROSPECTUS DATED OCTOBER 2, 2007

The final prospectus of Ambassadors International, Inc. dated October 2, 2007, as supplemented by Prospectus Supplement No. 1 dated November 20, 2007, is further supplemented to include the following updated information:

Selling SecurityHolders

The “Selling Securityholders” section contained in the prospectus dated October 2, 2007, as supplemented by Prospectus Supplement No. 1 dated November 20, 2007, is further supplemented to include the following selling securityholders. The following table sets forth information, as of January 10, 2008, with respect to the selling securityholders and the principal amount of notes beneficially owned by the securityholders that may be offered pursuant to this prospectus.

	Shares of Common Stock Beneficially Owned Prior to Offering**		Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Common Stock Offered Herby		Shares of Common Stock Beneficially Owned After Offering
Name					Number (1)	Percentage (2)	Number	Percentage (3)
OCM High Income Convertible Limited Partnership (19)	11,530	(20)	$645,000	0.66%	11,530	*	—	—
OCM High Income Convertible Fund II Limited Partnership (19)	9,028	(20)	$505,000	0.52%	9,028	*	—	—
San Diego County Emloyee’s Retirement Association (19)	3,665	(20)	$205,000	0.21%	3,665	*	—	—
Delta Air Lines Master Trust (19)	3,218	(20)	$180,000	0.19%	3,218	*	—	—
Microsoft Capital Group, L.P. (19)	10,100	(20)	$565,000	0.58%	10,100	*	—	—
ACE Tempest Reinsurance Ltd. (19)	10,994	(20)	$615,000	0.63%	10,994	*	—	—
Tripar Partnership (19)	10,994	(20)	$615,000	0.63%	10,994	*	—	—
General Motors Foundation, Inc. (19)	2,860	(20)	$160,000	0.16%	2,860	*	—	—
Richard King Mellon Foundation (19)	10,368	(20)	$580,000	0.60%	10,368	*	—	—
General Motors Employees Global Group Pension Trust (19)	36,110	(20)	$2,020,000	2.08%	36,110	*	—	—
The Long-Term Investment Trust (19)	35,484	(20)	$1,985,000	2.05%	35,484	*	—	—
OCM Global Convertible Securities Fund (19)	3,307	(20)	$185,000	0.19%	3,307	*	—	—
Virginia Retirement System (19)	32,624	(20)	$1,825,000	1.88%	32,624	*	—	—
Arch Reinsurance Ltd. (19)	19,575	(20)	$1,095,000	1.13%	19,575	*	—	—

*	Less than 1.00%
**	Includes the shares of common stock issuable upon conversion of the notes being offered by the selling securityholder.

(1)	Represents the maximum number of shares of our common stock issuable upon conversion of all the holder’s notes, based on the initial conversion rate of 17.8763 shares of our common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes – Conversion” and “Description of the Notes—Adjustment to Conversion Rate Upon a Fundamental Change.” As a result the number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	Calculated based on 10,823,655 shares of our common stock outstanding as of November 1, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of our common stock issuable upon conversion of all that holder’s notes, but we did not assume conversion of any other holder’s notes.
(3)	Assumes all shares being offered under this prospectus are sold. The percentage of share ownership indicated is based on 10,823,655 shares of our common stock outstanding as of November 1, 2007.
(19)	Oaktree Capital Management, L. P., as the investment manager of the selling security holder with respect to the securities being offered, has voting and dispositive power over the securities being offered. Andrew Watts is a principal of Oaktree Capital Management and, as the portfolio manager for the selling security holder, has voting and dispositive power over the securities being offered. Oaktree Capital Management, L.P. and its employees, including Andrew Watts, disclaim beneficial ownership of the securities being offered by the selling securityholder, except for their pecuniary interest therein. Oaktree Capital Management, L.P. is affiliated with a NASD-registered broker-dealer.
(20)	The amount represented was provided by Oaktree Capital Management, L.P., the investment manager of the selling securityholder, based solely on Oaktree Capital Management, L.P.’s actual knowledge without any inquiry Thus, the amount represented may not include all of the securities beneficially owned by the selling security holder.

(End of Prospectus Supplement No. 2.)